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Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement (Form S-1) and related Prospectus of Williams Scotsman International, Inc. dated May 10, 2006 of our reports dated February 17, 2006 with respect to the consolidated financial statements and schedule of Williams Scotsman International, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-133222) and to the reference therein to our firm under the captions "Summary Historical and Unaudited Pro Forma Consolidated Financial Data" and "Experts."

/s/ Ernst & Young LLP

Baltimore, Maryland
May 9, 2006

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM